Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FIRST QUARTER 2019 RESULTS

LINCOLN, Nebraska (May 7, 2019) — National Research Corporation (NASDAQ: NRC) today announced results for the first quarter of 2019.

●	Net New Sales of $4.1 million
●	Net Income increased to $8.2 million
●	650+ core clients achieve Contract Value CAGR of 20%

Commenting on recent performance, Michael D. Hays, chief executive officer of National Research Corporation said, “The Company’s shift from its legacy mix of business in favor of our VoC platform with embedded tools such as Transparency and Care Transitions, has surpassed 20% CAGR for our 650+ core clients. This group of clients now accounts for $101 million of contract value, up from $53 million at year-end 2015.”

Revenue for the quarter ended March 31, 2019 was $31.5 million, compared to $31.0 million for the same quarter in 2018. Net income for the quarter ended March 31, 2019, was $8.2 million, compared to $7.3 million for the quarter ended March 31, 2018. Diluted earnings per share increased to $0.32 for the common stock (formerly Class A) for the quarter ended March 31, 2019, from diluted earnings per share of $0.17 for Class A shares and $1.01 for Class B shares for the quarter ended March 31, 2018. Due to the recapitalization transaction on April 17, 2018, income has been allocated to both classes of shares through April 16, 2018, and allocated only to common stock (formerly Class A) after April 16, 2018.

Regarding the Company’s first quarter financial performance, Kevin Karas, chief financial officer of National Research Corporation, said, “We achieved record high operating margins in the first quarter, due in large part to variable cost savings driven by the shift in our revenue mix from legacy solutions to VoC platform revenue. On a cumulative basis, through the first quarter of 2019, this shift in revenue mix represents over $12 million in lower variable cost of product expense since the end of 2015. Our continued focus on adding new customers to the VoC platform solution and driving value for existing customers resulted in an increase in total contract value in the first quarter of 7% over prior year.”

NRC Announces First Quarter 2019 Results

May 7, 2019

A listen-only simulcast of National Research Corporation’s 2019 first quarter conference call will be available online at http://edge.media-server.com/m6/p/b2o44bov on May 8, 2019, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 38 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces First Quarter 2019 Results

May 7, 2019

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2019	2018

Revenue	$31,480	$31,017

Operating expenses:
Direct	11,654	12,909
Selling, general and administrative	7,707	7,867
Depreciation and amortization	1,415	1,283
Total operating expenses	20,776	22,059

Operating income	10,704	8,958

Other income (expense):
Interest income	6	45
Interest expense	(570)	(8)
Other, net	(280)	(28)

Total other income (expense)	(844)	9

Income before income taxes	9,860	8,967

Provision for income taxes	1,664	1,661

Net income	$8,196	$7,306

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Common (formerly Class A)	$0.33	$0.17
Class B	$--	$1.04
Diluted Earnings Per Share:
Common (formerly Class A)	$0.32	$0.17
Class B	$--	$1.01

Weighted average shares and share equivalents outstanding
Common (formerly Class A) - Basic	24,766	20,884
Class B - Basic	--	3,527
Common (formerly Class A) - Diluted	25,509	21,837
Class B - Diluted	--	3,630

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NRC Announces First Quarter 2019 Results

May 7, 2019

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,641	$12,991
Accounts receivable, net	15,888	11,922
Income taxes receivable	217	348
Other current assets	4,127	3,149
Total current assets	22,873	28,410

Net property and equipment	13,968	14,153
Goodwill	57,877	57,831
Other, net	9,853	7,638
Total assets	$104,571	$108,032

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable and line of credit	$5,464	$3,667
Accounts payable and accrued expenses	4,101	3,447
Accrued compensation	4,017	5,798
Income taxes payable	1,763	636
Dividends payable	4,724	17,113
Deferred revenue	18,241	16,244
Other current liabilities	928	204
Total current liabilities	39,238	47,109

Non-current liabilities	42,594	41,840
Total liabilities	81,832	88,949

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 60,000,000 shares, issued 30,009,919 in 2019 and 29,917,667 in 2018, outstanding 24,864,391 in 2019 and 24,800,796 in 2018	30	30
Additional paid-in capital	158,247	157,312
Retained earnings (accumulated deficit)	(102,867)	(106,339)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,551)	(2,916)
Treasury stock	(30,120)	(29,004)
Total shareholders’ equity	22,739	19,083
Total liabilities and shareholders’ equity	$104,571	$108,032

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